Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:    Courtney Boone
412.433.6791

FOR IMMEDIATE RELEASE

U. S. STEEL TO IDLE TWO TUBULAR FACILITIES
IN PENNSYLVANIA AND TEXAS;
FOREIGN DUMPING OF UNFAIRLY TRADED TUBULAR PRODUCTS A CONTRIBUTING FACTOR
PITTSBURGH, June 2, 2014 – United States Steel Corporation (NYSE: X) announced today it will indefinitely idle two tubular manufacturing facilities in McKeesport, Pa., and Bellville, Texas, in early August, impacting approximately 260 employees as a result of business conditions which are influenced by unfairly traded tubular products imported into the United States.
The indefinite idling of these loss-making operations will reduce the number of U. S. Steel’s tubular facilities from 10 to eight, but will enable the company to operate more profitably as it repositions to meet future customer demand. Approximately 45 professional and management employees and 215 represented employees were advised today of the upcoming idling and resulting job reductions and are being issued notices under the Worker Adjustment and Retraining Notification (WARN) Act.
U. S. Steel President and CEO Mario Longhi stated, “U. S. Steel remains fully committed to the tubular products business and to serving our tubular customers. While
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these are difficult decisions, they are necessary in order to return our company to sustainable profitability and position us for future growth. We will continue to fight unfair trade by foreign competitors who are creating a detrimental impact and threat to middle-class paying manufacturing jobs.”
U. S. Steel, along with other domestic producers, has filed an anti-dumping action with the U.S. Department of Commerce to halt the unfair trading and dumping of foreign Oil Country Tubular Goods (OCTG) into the American market.
U. S. Steel will continue to produce and finish tubular products at its facilities in Alabama, Arkansas, Ohio and Texas where it employs approximately 2,900 employees.
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This release contains forward-looking statements with respect to market conditions and proposed operating practices. U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.

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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States, Canada and Central Europe and an annual raw steelmaking capability of 27 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products for the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. For more information about U. S. Steel, please visit www.ussteel.com.